             Exhibit 21

Subsidiaries of Carter's, Inc.

The William Carter Company is incorporated in Massachusetts

OshKosh B'Gosh, Inc. is incorporated in Delaware

Carter's Retail, Inc. is incorporated in Delaware

TWCC Product Development and Sales, Inc. is incorporated in Delaware

Carter's Giftcard Company, Inc. is incorporated in Florida

Skip Hop Holdings, Inc. is incorporated in Delaware

Skip Hop, Inc. is incorporated in New York

The Genuine Canadian Corp. is incorporated in Ontario, Canada

Carter's Global Sourcing Limited is formed in Hong Kong

Skip Hop (Shenzhen) Trading Company Limited is formed in China

Carter's Vietnam Company limited is formed in Vietnam

Carter's Mexico LLC is incorporated in Delaware

Carters Brands, S.A. de C.V. is formed in Mexico

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